UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2010

Advanced Water Technology Holdings, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-58513	26-2814324
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

1001 Bayhill Drive, 2nd Floor
San Bruno, California 94066
(Address of Principal Executive Offices including Zip Code)

(650) 438-0928
(Registrant’s Telephone Number, including Area Code)

 Alchemical Capital Corporation
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers

On November 24, 2010 the Board of Directors of Advanced Water Technology Holdings, Inc. (the “Company”) appointed new officers of the Company as follows:

R. Dixon “Dirk” Speas, Vice President of Business Operations

Mr. Speas, age 64, has been in global high technology for thirty (30) years working for such well known companies as ROLM Corporation, Aspect Communications, Latitude Commications and Cisco Networks with emphasis on international sales, operations, customer support and manufacturing. From February, 2009 to present, Mr. Speas has been self employed as a consultant for Informatica. From February 2008 to January 2009, Mr. Speas was Vice President of Worldwide Services involved with professional services, customer support and education. From September 2007 to January 2008, Mr. Speas worked for SSN Networks Inc as Vice President, Global Customer Support and responsible for manufacturing, implementation and customer support. From January 2006 to August 2007, Mr. Speas was Vice President, Worldwide Customer Services and responsible for professional services, customer support and hosting operations. Mr. Speas, who was a CPA with Ernst and Ernst prior to moving into the private industry, received a BS in Industrial Engineering and a MS in Operations Research in 1970 and an MBA in 1975 from Stanford University.

Kim Le, Vice President of Finance

Ms. Le, 38, has over 15 years of experience in accounting, auditing and consulting. She worked for Arthur Andersen from 1994 to 2002, Protiviti from 2002 to 2003 and since 2003, Ms. Le is the owner, founder and Chief Executive of A2Q2, offering professional services specializing in Sarbanes Oxley Compliance, accounting “clean up” projects, internal audit and business project optimization. Ms. Le is also a software developer having produced and marketed SoxRox*, a web based software service application used to efficiently plan, document, test and report Sarbanes-Oxley compliance efforts. In addition, Ms. Le developed ComplianceRox* to manage internal audit engagements. Ms. Le is a graduate of Arizona State University having received her BS in Accounting (Cum Laude) in 1995.

Section 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 24, 2010 the Company redomiciled, solely for the purpose of redomiciling, from the State of Florida to the State of Delaware and changed its name to Advanced Water Technology Holdings, Inc. Additionally, the Certificate of Conversion/Certificate of Incorporation, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated into this Item 5.03 by reference, increased the Company’s authorized shares of stock to (i) 75,000,000 shares of common stock, par value $.0001; and (ii) 25,000,000 shares of preferred stock, par value $.0001.

On November 24, 2010, the Company effected a forward stock split of the Company’s Common Stock at a forward split ratio of 2.25-for-1, pursuant to a plan approved by the Company’s Board of Directors.

As a result of the forward stock split, every pre-split share of the Company's common stock issued by the Company as Alchemical Capital Corp., prior to the redomicile, issued and outstanding immediately prior to November 24, 2010 was automatically exchanged for 2.25 post-split shares of common stock, $.0001 par value per share, with any fractional shares resulting from the exchange being rounded up to the nearest whole share (the “Stock Split”). Accordingly, the number of shares of the Company's common stock issued and outstanding has been increased from 3,000,000 shares to approximately 6,750,000 shares, without accounting for fractional shares.

The Company has elected to treat the Stock Split as a non-mandatory exchange. As a result, there will be no letter of transmittal sent to the Company’s shareholders directing them to exchange their existing stock certificates. Rather, shareholders will retain their existing pre-split stock certificates until such time as they are submitted to the Company.

On November 24, 2010 the Board of Directors (the "Board") of the Company amended the Bylaws of the Company as described below.

The Bylaws of the Company were replaced in their entirety with new Bylaws (“New Bylaws”). The New Bylaws are in conformance with rules and regulations of Delaware Revised Statutes. The Board believes the New Bylaws are part of good corporate governance and is a result of the Board's continuing review of the corporate governance structure of the Company.

The foregoing description of the New Bylaws does not purport to be complete and is qualified in its entirety by reference to the New Bylaws, which is filed as Exhibit 3.2 to this Current Report on Form 8-K and is incorporated into this Item 5.03 by reference.

Item 9.01. Financial Statements and Exhibits

Exhibit Index

3.1 Certificate of Conversion/Certificate of Incorporation of Advanced Water Technology Holdings, Inc. filed with the Delaware Secretary of State on November 24, 2010.

3.2 New By-laws of Advanced Water Technology Holdings, Inc.

adopted by the Board of Directors November 24, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED WATER TECHNOLOGY

HOLDINGS, INC.

(Registrant)

Dated: November 29, 2010

By: /s/ Basilio Chen

Basilio Chen

President, Secretary and Treasurer